Exhibit 99.5

March 20, 2015

Board of Directors

Advanced Photonix, Inc.

2925 Boardwalk

Ann Arbor, MI 48104

Attn: Mr. Donald Pastor, Chairman of the Board of Directors

Re:	Amendment No. 2 to Registration Statement on Form S-4 of Advanced Photonix, Inc. filed March 20, 2015

Ladies and Gentlemen:

Reference is made to our opinion letter, dated January 29, 2015, concerning the fairness, from a financial point of view, to API stockholders, of the Exchange Ratio being used in connection with the transaction.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Amendment to Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary — Opinion of B. Riley & Co., LLC to the Board of Directors of API,” “The Merger — Background of the Merger,” “The Merger — Recommendation of the API Board of Directors and its Reasons for the Merger,” “The Merger — Opinion of B. Riley to the Board of Directors of API,” and “Annex C Fairness Opinion of B. Riley & Co., LLC” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Amendment to Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Amendment to Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Amendment to Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

B. Riley

(B. Riley & Co., LLC)